Exhibit 10.9

FEE REDUCTION AGREEMENT

Whereas, pursuant to the Underwriting Agreement between IX Acquisition Corp. (the “Company”) and Cantor Fitzgerald & Co. (“Cantor”) as Representative of the Underwriters (such Underwriters being Cantor and Odeon Capital Group LLC (“Odeon”)), dated as of October 6, 2021 (the “Underwriting Agreement”), the Company previously agreed to pay to the Underwriters an aggregate of $12,100,000 as “deferred underwriting commissions” (the “Deferred Fee”), a portion of which fee is payable to each Underwriter in proportion to their respective commitments pursuant to the Underwriting Agreement, upon the consummation of a business combination contemplated by the final prospectus of the Company, filed with the Securities and Exchange Commission (File No. 333-259567), and dated as of October 6, 2021.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Cantor, on behalf of itself and Odeon, hereby agree as follows:

1.As of the date hereof, Cantor agrees that:

a.

Cantor will forfeit sixty-six and 94/100 percent (66.94%), or $5,670,000, of its 70% share of the aggregate $12,100,000 Deferred Fee (such 70% share equaling $8,470,000) that would otherwise be payable to Cantor pursuant to the Underwriting Agreement. Of such remaining Deferred Fee of $2,800,000 owed to Cantor, it shall be payable to Cantor seventy-one and 43/100 (71.43%) in cash or $2,000,000, and the remainder in shares of the Company at a price of $10.00 per share;

b.

Odeon will forfeit sixty-six and 94/100 percent (66.94%), or $2,430,000, of its 30% share of the aggregate $12,100,000 Deferred Fee (such 30% share equaling $3,630,000) that would otherwise be payable to Odeon pursuant to the Underwriting Agreement. Of such remaining Deferred Fee of $1,200,000, it shall be payable to Odeon seventy-one and 43/100 (71.43%) in cash or $857,142, and the remainder in shares of the Company at a price of $10.00 per share; and

c.

Notwithstanding the foregoing, if the Company enters into a business combination with a target at a pre-money valuation above $100 million dollars, such forfeiture requirement for each of Cantor and Odeon will be reduced to no less than fifty percent (50%) for Cantor and fifty percent (50%) for Odeon by the Company, and each of the Company and Cantor (on behalf of the Underwriters) will use commercially reasonable efforts to agree on a revised split between cash and shares of the Company for the deferred fee with no less than $2,000,000 cash paid to Cantor and no less than $857,142 in cash paid to Odeon as outlined in sections 1A and 1B.

2.	Each of the Company and Cantor will, upon request of the other, execute such other documents, instruments or agreements as may be reasonable or necessary to effectuate the agreements set forth herein.

Capitalized terms used herein and not defined shall have the respective meanings ascribed to such terms in the Underwriting Agreement. Sections 10.1, 10.3, 10.5, 10.6, 10.7, 10.8, 10.9 and 10.10 of the Underwriting Agreement are hereby incorporated into this letter agreement. Except as expressly set forth herein, the provisions of the Underwriting Agreement are not amended and remain in full force and effect.

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed and delivered by its duly authorized signatory as of this 12th Day of April, 2023.

IX ACQUISITION CORP.		CANTOR FITZGERALD & CO. (On behalf of the Underwriters)

By:	/s/ Noah Aptekar	By:	/s/Sage Kelly
Name:	Noah Aptekar	Name:	Sage Kelly
Title:	CFO/COO	Title:	Senior Managing Director and Global Head of Investment Banking